Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 Amendment of our report dated November 13, 2012 with respect to the audited financial statements of Price In Corp as of September 30, 2011 and September 30, 2012 and the related statements of expenses, stockholders’ equity (deficit), and cash flows for the year ended September 30, 2012 and the period from November 23, 2010(inception) to September 30, 2011 and September 30, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

March 22, 2013